As filed with the Securities and Exchange Commission on September 10, 2009

Securities Act Registration No. 333-_________

Exchange Act File No. 001-31924

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska	84-0748903
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

121 South 13th Street, Suite 201

Lincoln, Nebraska 68508

(Address of Principal Executive Offices) (Zip Code)

Nelnet, Inc. Restricted Stock Plan

(Full title of the plan)

Terry J. Heimes

Chief Financial Officer

Nelnet, Inc.

121 South 13th Street, Suite 201

Lincoln, Nebraska 68508

(Name and address of agent for service)

(402) 458-2370

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [x]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share	2,000,000 shares(1)	$13.40(2)	$26,800,000.00	$1,495.44(3)

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(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall cover any additional shares of Class A common stock which become issuable under the plan resulting from any stock dividend, stock split, or similar transaction.

(2)

Solely for the purpose of computing the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price shown is based upon the price of $13.40 per share, which is the average of the high and low selling prices for the registrant’s Class A common stock as reported on the New York Stock Exchange on September 8, 2009.

(3)

Calculated under Section 6(b) of the Securities Act as 0.00005580 of $26,800,000.00. Pursuant to General Instruction E. to Form S-8, a filing fee is only being paid with respect to the registration of an additional 2,000,000 shares of Class A common stock under the plan. Registration statements on Form S-8 (Registration Nos. 333-112374 and 333-144790) have been previously filed for a total of 2,000,000 shares of Class A common stock under the plan.

EXPLANATORY NOTE

This registration statement relates to the previously filed registration statements discussed below and is being filed under General Instruction E. to Form S-8 in order to register additional shares of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plan are effective.

On January 30, 2004, the registrant filed a registration statement on Form S-8 (File No. 333-112374) to register 2,100,000 shares of Class A common stock, which included 1,000,000 shares of Class A common stock issuable under the Nelnet, Inc. Restricted Stock Plan (the “Plan”). On July 23, 2007, the registrant filed a registration statement on Form S-8 (File No. 333-144790) to register an additional 1,000,000 shares of Class A common stock issuable under the Plan. The contents of the above registration statements are incorporated by reference into this registration statement. The registrant is now filing this separate registration statement to register an additional 2,000,000 shares of Class A common stock which, as a result of an amendment to the Plan, may be issued thereunder.

Item 8.	Exhibits.

The following exhibits are furnished as part of this registration statement:

Exhibit No.	Description
5.1*	Opinion of William J. Munn, General Counsel of Nelnet, Inc.
23.1*	Consent of KPMG LLP.
23.2*	Consent of William J. Munn, General Counsel of Nelnet, Inc. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page hereof).
99.1	Nelnet, Inc. Restricted Stock Plan, as amended through May 20, 2009 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2009 and incorporated herein by reference).

____________________________

* Filed herewith.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on September 9, 2009.

NELNET, INC.

By:	/s/ Michael S. Dunlap

Michael S. Dunlap

Chairman of the Board of Directors

and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints Michael S. Dunlap and Terry J. Heimes his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments thereto) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as the undersigned could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael S. Dunlap Michael S. Dunlap	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	September 9, 2009
/s/ Terry J. Heimes Terry J. Heimes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) 2	September 9, 2009

/s/ Stephen F. Butterfield Stephen F. Butterfield	Vice Chairman of the Board of Directors	September 9, 2009

/s/ James P. Abel James P. Abel	Director	September 9, 2009
/s/ Kathleen A. Farrell Kathleen A. Farrell	Director	September 9, 2009
/s/ Thomas E. Henning Thomas E. Henning	Director	September 9, 2009
/s/ Brian J. O’Connor Brian J. O’Connor	Director	September 9, 2009
/s/ Kimberly K. Rath Kimberly K. Rath	Director	September 9, 2009
/s/ Michael D. Reardon Michael D. Reardon	Director	September 9, 2009
/s/ James H. Van Horn James H. Van Horn	Director	September 9, 2009

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